UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

PARKWAY PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201-2195
www.pky.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2007

To the Stockholders:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Meeting”), of Parkway Properties, Inc. (the “Company”), will be held at the Mississippi TelCom Center, 105 Pascagoula Street, Jackson, Mississippi, at 2:00 p.m., Central time, on May 10, 2007 for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To consider and ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year.

3.	To consider and take action upon such other matters as may properly come before the Meeting or any adjournment thereof.

All stockholders of record at the close of business on March 20, 2007 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

William R. Flatt
Executive Vice President, Chief Financial Officer and Secretary

Dated: April 16, 2007

STOCKHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

ABOUT THE MEETING	1
What is the purpose of the Meeting?	1
Who is entitled to vote?	1
How do I vote?	1
Will any other matters be voted on?	2
How many votes are needed to hold the Meeting?	2
How many votes are needed to elect the nominees for directors?	2
How many votes are needed to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year?	2
How are votes counted?	2
Can I change my vote after I return my proxy card?	3
When are stockholder proposals to be included in the proxy material for the 2008 Annual Meeting of Stockholders due?	3
When are stockholder proposals to be introduced at the Meeting due if the proposal is not intended to be included in the proxy material for the 2008 Annual Meeting of Stockholders?	3
May I access this year’s Annual Report, Form 10-K and Proxy Statement electronically?	4
Can I find additional information on the Company’s website?	4
Who is soliciting the proxy and who pays the costs?	4
PROPOSAL 1 — ELECTION OF DIRECTORS	5
Nominees	5
Independence	7
Stockholder Communication With the Board	7
Other Directorships and Trusteeships	7
Committees and Meeting Data; Director Education	7
Report of the Audit Committee	9
Executive Officers	10
Compensation Discussion & Analysis	11
Compensation Committee Report	14
Additional Information Regarding Executive Compensation	15
Potential Payments Upon Change in Control	18
Compensation of Directors	20
Compensation Committee Interlocks	21
Certain Transactions and Relationships	21
Security Ownership of Certain Beneficial Owners	23
Security Ownership of Management	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
PROPOSAL 2 — RATIFICATION OF INDEPENDENT ACCOUNTANTS	26
OTHER MATTERS	27

April 16, 2007

One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201-2195
www.pky.com

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company”), to be held on May 10, 2007 at 2:00 p.m., Central time, at the Mississippi TelCom Center, 105 Pascagoula Street, Jackson, Mississippi. This Proxy Statement, Annual Report, and Form of Proxy will first be sent to stockholders on or about April 16, 2007.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will elect nine directors of the Company and ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote?

The record holder of each of the 15,885,829 shares of Company common stock, par value $0.001 per share (“Common Stock”) outstanding at the close of business on March 20, 2007 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

How do I vote?

You can vote in any one of the following ways:

•	You can vote by mail by signing and dating your proxy card and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (i.e., for the nine nominees for election as directors and for the proposal to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year).

•	You can vote by telephone if you live in the United States, Canada or Puerto Rico by following the “Vote by Telephone” instructions on your proxy card. Stockholders who hold shares beneficially in street name and live in the United States, Canada or Puerto Rico may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

•	You can vote electronically by using the Internet. Internet voting has been set up for your convenience. If you are a stockholder of record and want to vote by using the Internet, please refer to the specific instructions on your proxy card.

•	You can vote in person at the Meeting by delivering your completed proxy card or by completing a ballot available upon request at the Meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the Meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Will any other matters be voted on?

We do not expect any other matters to be considered at the Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Meeting by a stockholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 5, 2007 to be considered at the Meeting. To date, we have received no stockholder proposals.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are needed to elect the nominees for directors?

Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

How many votes are needed to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year?

Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the 2007 fiscal year requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that a quorum is present at the Meeting.

How are votes counted?

For purposes of the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s accountants, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Can I change my vote after I return my proxy card?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

When are stockholder proposals to be included in the proxy material for the 2008 Annual Meeting of Stockholders due?

Stockholder proposals submitted for inclusion as a stockholder proposal in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders must be received at the Company’s offices no later than December 5, 2007. Stockholder proposals should be sent to the Secretary of the Company at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. We recommend proposals be sent via certified mail, return receipt requested. The notice of a stockholder proposal must satisfy the requirements for stockholder proposals under the federal securities laws.

When are stockholder proposals to be introduced at the Meeting due if the proposal is not intended to be included in the proxy material for the 2008 Annual Meeting of Stockholders?

For any stockholder proposal to be presented in connection with the 2008 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Based upon a meeting date of May 10, 2008 for the 2008 Annual Meeting of Stockholders, a qualified stockholder intending to introduce a proposal or nominate a director at the 2008 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 11, 2008 and not earlier than February 9, 2008.

The advance notice provisions in the Company’s Bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 11 of the Company’s Bylaws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Secretary of the Company at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201.

May I access this year’s Annual Report, Form 10-K and Proxy Statement electronically?

A copy of the Company’s Annual Report to Stockholders for the fiscal period ended December 31, 2006 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and Form of Proxy may be obtained from the Company’s Secretary, One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. A copy of the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) is available without charge upon written request to the Company’s Investor Relations Department at the Company’s corporate offices, via e-mail addressed to mail@pky.com, from the Company’s website at www.pky.com or from the Securities and Exchange Commission’s web site at www.sec.gov.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.pky.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of conduct, corporate governance guidelines and each of the charters of our board committees may be obtained free of charge by writing to Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Investor Relations.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Meeting is being solicited by the directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone, facsimile, e-mail or other electronic means and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained InvestorCom, Inc. to assist with the solicitation of proxies and will pay InvestorCom, Inc. a fee of $3,000 plus reimbursement of out-of-pocket expenses for its services.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at nine. All nine positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The directors of the Company recommend a vote FOR the nominees listed below. All nominees, except Mr. Stovall, are currently serving as directors of the Company and were elected at the 2006 Annual Meeting of Stockholders. Mr. Lynch, who has served as a director since 1994, has indicated that he will not be standing for re-election to the Company’s Board of Directors. Mr. Stovall was recommended by Steven G. Rogers, the Company’s Chief Executive Officer, and Leland R. Speed, the Company’s Chairman, to the Corporate Governance and Nominating Committee as a potential candidate for the Board of Directors, along with other potential candidates. Mr. Stovall was interviewed by members of the Corporate Governance and Nominating Committee, as well as all other members of the Board of Directors.

Unless instructed otherwise, proxies will be voted FOR the nominees listed below. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

The following provides certain information regarding the nominees for election to the Company’s Board of Directors. Each individual’s name, position with the Company and tenure is indicated. In addition, the principal occupation and business experience for the past five years is provided for each nominee and unless otherwise stated, each nominee has held the position indicated for at least the past five years.

Nominees

DANIEL P. FRIEDMAN, Age 49	Elected to Board in 2002

Since 2000, Mr. Friedman has been a managing member of Radiant Partners, LLC, a real estate company. From 2000 to 2004, Mr. Friedman served as the Vice Chairman of Imperial Parking Corporation. From 1998 to 2001, he served as President and Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, a real estate investment trust.

ROGER P. FRIOU, Age 72	Elected to Board in 1995

Since 1997, Mr. Friou has been a managing member of 1997 Properties, LLC, a private real estate investment company. He is Chairman of the University of Mississippi Foundation and a member of the Audit Committee. He serves as a director of Daily Equipment Company, a lift truck sales and leasing company, and of the Luckyday Foundation. He served as Vice Chairman and Chief Financial Officer of Jitney Jungle Stores of America, Inc., a regional supermarket chain, for more than five years until 1997.

MARTIN L. GARCIA, Age 51	Elected to Board in 1998

Mr. Garcia has been the Managing Director of Pinehill Capital Partners, a private investment company, since 2000. He has also served as a director and President of Garcia Enterprises, a real estate holding company, since 1988. Until 1999, he was a partner in the law firm of Hill, Ward & Henderson, P.A. and has remained Of Counsel to that firm since such time.

MATTHEW W. KAPLAN, Age 44	Elected to Board in 2000

Mr. Kaplan is a Managing Director of Rothschild Realty, Inc., an investment bank, and Portfolio Manager of Five Arrows Realty Securities L.L.C., Five Arrows Realty Securities II L.L.C., Five Arrows Realty Securities III L.L.C., and Five Arrows Realty Securities IV L.L.C., each, a real estate investment fund.

MICHAEL J. LIPSEY, Age 57	Elected to Board in 1997

Mr. Lipsey is President of The Lipsey Company, a company that designs and delivers training programs concerning the commercial real estate marketplace.

STEVEN G. ROGERS, Age 52	Elected to Board in 1996

Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company.

LELAND R. SPEED, Age 74	Elected to Board in 1978

Mr. Speed has served as the Chairman of the Board of the Company since 1980 and a Director since 1978. He is also Chairman of the Board of EastGroup Properties, Inc. He served as Chief Executive Officer of the Company and EastGroup Properties, Inc. until 1997. Mr. Speed is not involved in the operation of the business of either company on a day to day basis. From 2004 to 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

TROY A. STOVALL, Age 42	Nominee to Board in 2007

Since 2004, Mr. Stovall has served as the Senior Vice President, Finance & Operations of Jackson State University (“JSU”). He also serves as Treasurer of the JSU Development Foundation, Director for the Mississippi eCenter Foundation and Executive Director of the JSU Educational Building Corporation. Since 2005, Mr. Stovall has served as a representative from Mississippi on the Southern Growth Policies Board Technology Council. Mr. Stovall is the founder and Managing Member of LeMaile Stovall LLC, a management consulting firm. He served as a management consultant with McKinsey & Co. from 1994 through 1999 rising to the rank of senior engagement manager. From 1999 through 2001, Mr. Stovall served as the co-founder, director, president and chief executive officer of Gulfsouth Capital, Inc., an investment management and economic development firm involved in raising venture capital for various firms, economic and community development promoting technology throughout the State of Mississippi and managing a portfolio of investments. Mr. Stovall received his Masters degree in Business Administration from Harvard Business School and his Masters degree in Computer Science from Stanford University. He graduated cum laude with an undergraduate degree in electrical engineering from Southern Methodist University.

LENORE M. SULLIVAN, Age 49	Elected to Board in 2004

Since 2002, Ms. Sullivan has served as the Associate Director for the Center of Real Estate Finance at the University of Texas at Austin. From 2000 to 2002 she was Vice President of Hunt Private Equity Group, Inc., a private equity fund, and from 1992 to 2000 she was the President and co-owner of Stonegate Advisors, an investment banking firm.

Independence

The Board, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director and each nominee, other than Mr. Speed, the Company’s Chairman, and Mr. Rogers, the Company’s President and Chief Executive Officer, is “independent” as defined by the listing standards of the New York Stock Exchange. In making its determinations, the Board considered that The Lipsey Company, of which Mr. Lipsey is President, received approximately $10,000 from the Company for providing a training seminar for leasing agents of the Company and that Mr. Lipsey’s son was an employee of the Company until July 2006 when he left the Company to complete his MBA degree. The Board concluded that these relationships were not inconsistent with a determination that Mr. Lipsey is independent. No other director has any material relationship with the Company.

Stockholder Communication With the Board

The Board of Directors has appointed Joe F. Lynch as “Lead Independent Director.” Following the Meeting, the Board of Directors will appoint a new Lead Independent Director. Shareholders can find out information about the Lead Independent Director at our website, www.pky.com. The Lead Independent Director presides over the meetings of the non-management directors of the Company. The non-management directors of the Company hold quarterly meetings. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to Lead Independent Director, Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to the Lead Independent Director.

Other Directorships and Trusteeships

Members of, and nominees to, the Board of Directors serve on the Boards of Directors or the Boards of Trustees of the following publicly held companies:

Nominee	Company

Leland R. Speed	EastGroup Properties, Inc.
Troy A. Stovall	Internet America, Inc.
Lenore M. Sullivan	HFF, Inc.

Committees and Meeting Data; Director Education

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

The Audit Committee of the Board of Directors currently consists of Messrs. Friou (Chairman) and Kaplan and Ms. Sullivan. The charter of the Audit Committee is available on the Company’s website (www.pky.com) under “Investor Relations.” The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent public accountants. Each member of the Audit Committee is “independent” as that term is defined in the New York Stock Exchange listing standards. Messrs. Friou and Kaplan and Ms. Sullivan have been designated as “Audit Committee financial experts” in accordance with the SEC rules and regulations and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met nine times during the year ended December 31, 2006. See “Report of the Audit Committee.”

The Compensation Committee of the Board, which currently consists of Messrs. Kaplan (Chairman), Friedman and Lynch (until February 9, 2006, the Compensation Committee consisted of Messrs. Friedman, Kaplan and Lipsey), met twice during the year ended December 31, 2006. The charter of the Compensation Committee is available on the Company’s website (www.pky.com) under “Investor Relations.” All of the members of the Compensation Committee are “independent” as that term is defined in the New York Stock Exchange listing standards. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

The Corporate Governance and Nominating Committee currently consists of Mr. Garcia (Chairman), Mr. Kaplan and Ms. Sullivan (until February 9, 2006, the Corporate Governance and Nominating Committee consisted of Messrs. Garcia, Kaplan and Lipsey). The Corporate Governance and Nominating Committee met once during the year ended December 31, 2006. Each of the members of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the New York Stock Exchange. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluation of the Board and management. The text of the charter of the Corporate Governance and Nominating Committee is available on the Company’s website (www.pky.com) under “Investor Relations.”

The Board of Directors has adopted Corporate Governance Guidelines. The guidelines are available on the Company’s website (www.pky.com) under “Investor Relations.” Under the guidelines, the Corporate Governance and Nominating Committee will take into account stockholder input with respect to processes and criteria for director selection, as such stockholders may influence the composition of the Board. Under this principle, the Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, within the time periods set forth under “About the Meeting — When are stockholder proposals to be introduced at the meeting due if the proposal is not intended to be included in the proxy material for the 2008 annual meeting of stockholders?” above.

In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management, shareholders and, in certain circumstances, outside search firms.

During the year ended December 31, 2006, the full Board of Directors met on five occasions. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2006, the Annual Meeting of Stockholders was attended by all but one of the directors.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the New York Stock Exchange and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available in the Investor Relations section of the Company’s website: www.pky.com. The Board has determined that all members of the Audit Committee are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent accountant without management being present. The Committee met nine times during 2006, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Ernst & Young LLP matters relating to its independence and has received from Ernst & Young LLP the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also has received from Ernst & Young LLP and reviewed the internal quality control report required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the New York Stock Exchange listing standards.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the

Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Submitted by:

ROGER P. FRIOU
MATTHEW W. KAPLAN
LENORE M. SULLIVAN

Executive Officers

The following provides certain information regarding the executive officers of the Company. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

STEVEN G. ROGERS, Age 52

Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company.

WILLIAM R. FLATT, Age 32

Mr. Flatt has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since 2005. He served as Vice President and Asset Manager of the Company from 2001 to 2005 and the Company’s Vice President of Investor Relations from 1999 to 2001. He has also served as a Vice President of Parkway Realty Services, L.L.C. (“Parkway Realty”) since 1998.

JAMES M. INGRAM, Age 50

Mr. Ingram has been an Executive Vice President of the Company and its Chief Investment Officer since 2003. He was a Senior Vice President of the Company from 1997 to 2003 and a Vice President of the Company from 1994 to 1997, and an Asset Manager from 1989 to 2003. He has also served as President of Parkway Realty since 1998.

THOMAS C. MALONEY, Age 49

Mr. Maloney has been an Executive Vice President and Chief Operating Officer of the Company since 2003. He was a Senior Vice President of the Company from 2002 to 2003 and served as its Vice President from 1999 to 2002. He was a Vice President of Parkway Realty from 1998 to 1999.

MANDY M. POPE, Age 38

Ms. Pope has served as a Senior Vice President of the Company since 2003 and Controller of the Company since 2001. From 2001 to 2003 she was a Vice President and from 1997 to 2001 was the Assistant Controller of the Company.

Compensation Discussion & Analysis

The Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) consists of Messrs. Friedman, Kaplan and Lynch. Mr. Kaplan, who has served on the Board of Directors for approximately 6 years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.pky.com under “Investor Relations.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held two meetings during fiscal 2006 and has held one meeting so far during fiscal 2007. The Committee typically meets with senior management and, where appropriate, with outside advisors. The Committee considers whether to engage a consultant to assist it in developing compensation programs and has engaged such consultants from time to time but did not with respect to 2006 compensation. The Committee also regularly meets in executive session without management.

The Compensation Committee Process

Management plays a significant role in the compensation-setting process, other than compensation of the Chief Executive Officer which is determined solely by the Committee. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, and recommending salary levels and incentive compensation awards. Members of management work with the Compensation Committee Chair in establishing the agenda for Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.

The Committee meets in executive session each year to evaluate the performance of the named executive officers, to determine their bonus, if any, for the prior fiscal year, to establish any performance objectives for the current fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

Generally in the first quarter of each fiscal year, the Committee establishes individual and corporate performance objectives for senior executive officers. The Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans. Together with the performance objectives, the Committee establishes targeted compensation levels for each of the senior executive officers. In making this determination, the Committee considers historical compensation levels, competitive pay practices at other companies in the REIT industry prepared by the National Association of Real Estate Investment Trusts and other independent research organizations, and the relative compensation levels among the Company’s senior executive officers. The Committee may also consider industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.

Compensation Philosophy

The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:

•	To provide total compensation for executive officers sufficient to attract and retain individuals whose talents and abilities allow the Company to accomplish its strategies.

•	To align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management.

•	To encourage teamwork at all levels of the organization.

The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Elements of Executive Compensation

The key elements of executive compensation are base salary, annual incentive compensation and long-term incentive compensation. With respect to the Company’s more senior officers, incentive compensation makes up a larger percentage of total compensation.

Base Compensation.   The main purpose of base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts and internal pay equity. For Mr. Rogers, the Company’s Chief Executive Officer, the Committee concluded that a base salary of $500,000 was appropriate in this regard for 2006. Mr. Rogers voluntarily elected to have this base salary become effective July 1, 2006 rather than January 1, 2006 and after due consideration, the Committee approved Mr. Rogers’ request. For 2006 the Committee similarly concluded that the appropriate base salary of the Company’s Named Executive Officers should range from approximately $125,000 to $245,000 as set forth in the Summary Compensation Table.

Annual Cash Incentive Compensation.  The Committee believes that annual cash incentive compensation payable to the executive officers of the Company should be based upon the Company’s performance and should align the interests of management with those of the Company’s stockholders. For 2006, the Committee determined that one half of executive officers’ cash incentive compensation would be based on the attainment of formulated targets for Adjusted Funds from Operations (“FFO”) per diluted share and one half would be based on the attainment of individual goals specific to the officers’ area of responsibility. The Company computes Adjusted FFO in accordance with the National Association of Real Estate Investment Trusts’ definition of FFO with adjustments for the amortization of above/below market leases, charges for impairment of value to real estate, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, and the gain or loss on sales. In addition, Adjusted FFO does not include any expense related to the issuance of performance-based restricted stock. The Company did not meet the Adjusted FFO target for 2006, so any cash incentive compensation payable to an executive officer was based totally on the extent to which the Committee believed that the officer met his or her individual performance goals. Accordingly, the cash incentive compensation set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” were paid to the Named Executive Officers as part of 2006 compensation.

Performance-Based Long-Term Incentives.  On June 27, 2006, the Company granted 33,750 performance-based restricted stock awards to 25 Company officers in connection with the implementation of the Company’s three year operating plan, referred to as the GEAR UP Plan, that will end December 31, 2008. The performance-based stock awards entitle the officers to receive an equal number of shares of common stock of the Company on January 10, 2009 if the performance target set by the Committee is met. The total value of the performance-based restricted stock awards outstanding on December 31, 2006 was $1.5 million, based on the June 27, 2006 closing stock price (the grant date fair value) of $43.03 per share. Compensation expense will be recorded on the performance-based restricted stock awards based on the grant date fair value beginning at the time the Company determines that it is probable that the goal will be achieved. No expense was recorded in 2006 on these shares. The performance target set by the Committee corresponds to the Company’s GEAR UP Plan, which has a target of Cumulative Adjusted Funds Available for Distribution (“FAD”) of $7.18 per share cumulative over a three year period beginning January 1, 2006. Management and the Compensation Committee believe an Adjusted FAD goal provides an effective alignment with the shareholders by focusing the team on maximizing income from operations while being mindful of capital expenses and ultimately the funds available to cover the dividend. Cumulative Adjusted FAD is calculated as the sum of Adjusted FAD for each of the three years of the plan. Adjusted FAD for 2006 exceeded the amount projected by the Company at the beginning of the GEAR UP Plan by $0.29 per diluted share.

Time-Based Long-Term Incentives.  Under the Long-Term Incentive component of Total Compensation, the Company also granted time-based restricted stock awards to the Company’s officers. Provided that the officer remains employed by the Company, the 33,750 shares of restricted stock granted on June 27, 2006 will vest on July 1, 2010 and an additional 34,875 shares of restricted stock granted on January 12, 2007 will vest on January 12, 2011. The Company records compensation expense for the time-based restricted stock awards over the four-year service period.

The number of performance-based and time-based equity awards granted to each Named Executive Officer in 2006 are set forth in the “2006 Grants of Plan-Based Awards” table below.

Other Compensation.  The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts and the amount of premium paid by the Company for group term life insurance. The Company also provides single health insurance, long-term disability, long-term care insurance, and medical reimbursement and wellness plans that do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included in the Summary Compensation Table.

CEO Compensation

The Compensation Committee meets annually to evaluate Mr. Rogers’ performance and to determine his compensation. In considering Mr. Rogers compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. During 2006, the Company achieved several important objectives which the Compensation Committee believes Mr. Rogers was instrumental in accomplishing. These include implementation and execution of the Company’s goals under the GEAR UP Plan, including asset recycling, customer retention and occupancy, as well as Mr. Rogers’ success in mentoring team members and fostering an overall environment of leadership and teamwork.

The Committee reviewed a summary listing of all of Mr. Rogers’ compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Rogers’ total compensation is reasonable.

Compensation Policies

Internal Pay Equity.  The Committee believes that internal equity is an important factor to be considered in establishing compensation for the officers. The Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in compensation in any one year. However, if the Company pays compensation that is “performance-based” under Section 162(m), the Company can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. As shown in the Summary Compensation Table, none of the Company’s executive officers received more than $1,000,000 in compensation during 2006, so Section 162(m) is inapplicable to the Company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns.

Timing of Grants.  Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee director on the date of the Company’s annual meeting of stockholders, in accordance with the terms of Company’s 2001 Non-Employee Directors Equity Compensation Plan, as amended (the “2001 Directors Plan”).

Stock Ownership Guidelines.  The Board of Directors believes that it is important for directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the shareholders. The Company’s guidelines strongly encourage Common Stock ownership by directors at a level equal to two times their annual retainer and by officers as follows:

Share Ownership at a
Title	Multiple of Base Salary

Chairman/ CEO/ President	4 times
Other Executive and Senior Officers	3 times
Vice Presidents	2 times

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

MATTHEW W. KAPLAN, CHAIRMAN
DANIEL P. FRIEDMAN
JOE F. LYNCH

Additional Information Regarding Executive Compensation

Summary Compensation Table

The following table summarizes, for the fiscal year ended December 31, 2006, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers as of December 31, 2006 and one other person who was an executive officer during 2006 but who was not serving as an executive officer as of December 31, 2006 (the “Named Executive Officers”).

				Non-Equity
Name and				Incentive Plan	All Other
Principal Position	Year	Salary	Stock Awards (1)	Compensation (2)	Compensation (3)	Total

Steven G. Rogers	2006	$400,089	$159,296	$118,750	$13,684	$691,819
President and Chief
Executive Officer
William R. Flatt	2006	$179,039	$29,376	$34,200	$13,455	$256,070
Executive Vice
President, Chief
Financial Officer
and Secretary
James M. Ingram	2006	$217,747	$79,609	$49,900	$13,684	$360,940
Executive Vice
President and Chief
Investment Officer
Thomas C. Maloney	2006	$242,266	$70,791	$46,212	$13,684	$372,953
Executive Vice
President and Chief
Operating Officer
Mandy M. Pope	2006	$128,092	$35,678	$18,000	$11,484	$193,254
Senior Vice
President and
Controller
G. Mitch Mattingly	2006	$197,831	$63,718	$28,500	$13,684	$303,733
Executive Vice
President and
Senior Asset
Manager

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the time-based restricted stock awards described in the Grants of Plan-Based Awards table beginning on page 16 of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2006. The Company will not recognize compensation expense in connection with the performance-based restricted stock awards described in the Grants of Plan-Based Awards table until the Company determines that it is probable that the performance goal will be achieved. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	The amount shown in this column reflects the cash award to each Named Executive Officer discussed in further detail on page 12 under the heading “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

(3)	The amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life. The value of perquisites and other personal benefits, including disability and long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Executive Officer.

2006 Grants of Plan-Based Awards

						All Other
		Estimated Possible		Estimated Future		Stock Awards:
		Payout Under		Payout Under		Number of		Grant Date
		Non-Equity		Equity Incentive		Shares of Stock		Fair Value of
		Incentive		Plan Awards		or Units		Stock and
Name	Grant Date	Plan Awards		(#)		(#)		Option Awards (4)

Steven G. Rogers	12-19-2005	$250,000	(1)
	06-27-2006			6,250	(2)			$268,938
	06-27-2006					6,250	(3)	$268,938
William R. Flatt	12-19-2005	$72,000	(1)
	06-27-2006			3,125	(2)			$134,469
	06-27-2006					3,125	(3)	$134,469
James M. Ingram	12-19-2005	$84,000	(1)
	06-27-2006			3,125	(2)			$134,469
	06-27-2006					3,125	(3)	$134,469
Thomas C. Maloney	12-19-2005	$94,000	(1)
	06-27-2006			3,125	(2)			$134,469
	06-27-2006					3,125	(3)	$134,469
Mandy M. Pope	12-19-2005	$36,000	(1)
	06-27-2006			1,500	(2)			$64,545
	06-27-2006					1,500	(3)	$64,545
G. Mitch Mattingly	12-19-2005	$57,000	(1)
	06-27-2006			2,500	(2)			$107,575
	06-27-2006					2,500	(3)	$107,575

(1)	Represents the maximum possible payout with respect to individual and Company performance goals that were established by the Compensation Committee on December 19, 2005. The actual amount of incentive bonus earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	On June 27, 2006 the Compensation Committee granted performance-based restricted stock awards to the Company’s officers. The performance target for the performance-based awards is based on the Company’s cumulative adjusted funds available for distribution as previously disclosed in connection with the adoption of the Company’s GEAR UP plan. If the performance target is met, the performance-based awards will vest on January 10, 2009. All restricted stock awards were granted under the Company’s 2003 Equity Incentive Plan.

Dividends on performance-based restricted stock awards accrue from the date of grant at the same rate as on all other shares of the Company’s Common Stock and will be paid if and when the performance-based restricted stock awards vest.

(3)	Also on June 27, 2006, the Compensation Committee granted time-based restricted stock awards to the Company’s officers. These shares of restricted stock will vest July 1, 2010 provided that the officer remains employed by the Company. All restricted stock awards were granted under the Company’s 2003 Equity Incentive Plan. Dividends on time-based restricted stock awards are paid currently at the same rate as on all other shares of the Company’s Common Stock.

(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards			Stock Awards
									Equity
							Equity		Incentive
							Incentive		Plan
							Plan		Awards:
				Number of		Market Value	Awards:		Market
	Number of			Shares of		of Shares of	Number of		Value
	Securities			Restricted		Restricted	Unearned		of Unearned
	Underlying			Stock That		Stock That	Shares, That		Shares, That
	Unexercised	Option	Option	Have Not		Have Not	Have Not		Have Not
	Options (1)	Exercise Price	Expiration	Vested		Vested (2)	Vested		Vested (2)
Name	(#)	($)	Date	(#)		($)	(#)		($)
Steven G. Rogers	8,000	$26.625	06/30/2007	31,250	(3)	$1,594,063	6,250	(9)	$318,813
	37,000	$31.125	06/04/2008
	24,375	$30.125	05/30/2010
	9,000	$33.65	07/22/2011
William R. Flatt	1,500	$31.125	06/04/2008	5,625	(4)	$286,932	3,125	(9)	$159,407
	2,094	$30.125	05/30/2010
	2,500	$33.65	07/22/2011
James M. Ingram	—	—	—	21,375	(5)	$1,090,339	3,125	(9)	$159,407
Thomas C. Maloney	2,500	$31.125	06/04/2008	13,125	(6)	$669,507	3,125	(9)	$159,407
	1,815	$29.00	12/06/2009
	3,250	$30.125	05/30/2010
	2,500	$33.65	07/22/2011
Mandy M. Pope	835	$33.65	07/22/2011	6,500	(7)	$331,565	1,500	(9)	$76,515
G. Mitch Mattingly	—	—	—	13,125	(8)	$669,507	2,500	(9)	$127,525

(1)	All stock options are currently exercisable.

(2)	Determined based on the closing price of the Company’s Common Stock ($51.01) on December 29, 2006.

(3)	Mr. Rogers’ restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 25,000 shares on January 2, 2010 and 6,250 shares on July 1, 2010.

(4)	Mr. Flatt’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 2,500 shares on January 2, 2010 and 3,125 shares on July 1, 2010.

(5)	Mr. Ingram’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 10,000 shares on January 2, 2010; 3,125 shares on July 1, 2010; and 2,000 shares on September 19, 2010.

(6)	Mr. Maloney’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 7,000 shares on January 2, 2010; 3,125 shares on July 1, 2010; and 3,000 shares on September 19, 2010.

(7)	Ms. Pope’s restricted stock holdings as of December 31, 2006 vest as follows provided that she remains employed by the Company on such dates: 3,000 shares on January 2, 2010; 1,500 shares on July 1, 2010; and 2,000 shares on September 19, 2010.

(8)	Mr. Mattingly’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 10,000 shares on January 2, 2010 and 2,500 shares on July 1, 2010.

(9)	If certain performance goals are met, these restricted stock awards will vest on January 10, 2009.

2006 Option Exercises and Stock Vested

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise (1)
Name	(#)	($)

Steven G. Rogers	7,121	$153,868
William R. Flatt	—	—
James M. Ingram	4,000	$54,000
Thomas C. Maloney	—	—
Mandy M. Pope	—	—
G. Mitch Mattingly	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Potential Payments Upon Change in Control

Benefits to Named Executive Officers in the Event of a Change in Control

The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain officers, including the Named Executive Officers. The change in control agreement provides that if an executive’s employment is terminated (other than for cause, death or disability) or the executive leaves the Company’s employment for good reason during a defined period (30 months in the case of Messrs. Rogers, Flatt, Ingram, Maloney and Mattingly, 20 months in the case of Ms. Pope) after a change in control, the Company will pay a lump sum benefit to the executive equal to a multiple (2.5 in the case of Messrs. Rogers, Flatt, Ingram, Maloney and Mattingly and 1.667 in the case of Ms. Pope) of the average of the executive’s salary and accrued bonus for the three calendar year period ending on the December 31 prior to the change in control. The change in control agreement also gives the executive the ability to leave the employment of the Company at any time during the six month period after the change in control in which case the executive will receive the lump-sum payment of one-half of the amount set forth above. Change in control is defined in such agreement as (i) any change in control of a nature that would be required to be represented under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership of securities representing 30 percent or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) certain mergers; or (v) the approval of a plan of liquidation by the Company.

Additionally, within 30 days of the date of termination, upon surrender by the executive of his or her outstanding non-qualified stock options granted by the Company, the Company will pay an amount equal to the difference between the exercise price of each outstanding option and the fair market value of the Company’s common stock at the time of such termination. Pursuant to the terms of the Company’s 2003 Equity Incentive Plan as well as the Company’s 1994 Stock Option and Long Term Incentive Plan, as amended, upon a change in control, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that the Named Executive Officers would receive if they had terminated employment on December 29, 2006 within the applicable period following a change in control.

		Acceleration of	Total
	Cash Severance	Equity Awards	Termination
Name	Payment (1)	(2)	Benefits

Steven G. Rogers
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$1,217,719	$2,164,750	$3,382,469
Voluntary termination	$608,860	$2,164,750	$2,773,610
William R. Flatt
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$362,088	$468,275	$830,363
Voluntary termination	$181,044	$468,275	$649,319
James M. Ingram
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$558,198	$1,050,695	$1,608,893
Voluntary termination	$279,099	$1,050,695	$1,329,794
Thomas C. Maloney
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$462,604	$928,525	$1,391,129
Voluntary termination	$231,302	$928,525	$1,159,827
Mandy M. Pope
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$178,357	$457,480	$635,837
Voluntary termination	$89,178	$457,480	$546,658
G. Mitch Mattingly
Termination for cause, death or disability	-0-	-0-	-0-
Involuntary or good reason termination	$517,594	$865,900	$1,383,494
Voluntary termination	$258,797	$865,900	$1,124,697

(1)	The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan and deferred compensation plan.

(2)	Based on the closing price of the Company’s Common Stock ($51.01) on December 29, 2006.

Compensation of Directors

Under the director compensation program, each non-employee director receives an annual retainer of 600 shares of Common Stock on the date of the annual meeting of stockholders. Such shares are granted under the terms of the Company’s 2001 Directors Plan. Each non-employee director is paid $1,500 for each Board meeting attended. Members of the audit committee receive $1,500 for each meeting attended and the chairperson of the audit committee receives $2,000 for each meeting attended. Members of all other committees receive $750 for each meeting of a committee established by the Board of Directors attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Additionally, under the Company’s 2001 Directors Plan, a new director receives, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock and, if the election or appointment is on a date other than an annual meeting date, a pro-rata portion of the 600 share annual retainer award.

Messrs. Speed and Rogers do not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2006:

2006 Director Compensation

	Fees Earned
	or Paid in	Stock	Option
Name	Cash	Awards (1)	Awards (2)		Total

Daniel P. Friedman	$11,250	$25,962	—	(3)	$37,212
Roger P. Friou	$21,500	$25,962	—	(4)	$47,462
Martin L. Garcia	$8,250	$25,962	—	(5)	$34,212
Matthew W. Kaplan	$22,500	$25,962	—	(6)	$48,462
Michael J. Lipsey	$9,750	$25,962	—		$35,712
Joe F. Lynch	$11,250	$25,962	—	(7)	$37,212
Lenore M. Sullivan	$18,000	$25,962	—	(8)	$43,962

(1)	Compensation expense for the Director annual retainer awards is recognized over a 12 month period beginning July 1 of the year of grant, therefore the amount reported in this table includes compensation expense recognized in 2006 with respect to stock awards made in 2005 and 2006. The grant date fair value of the 2006 Director annual retainer award determined in accordance with FAS 123R is $24,330, which is calculated by multiplying the number of shares by the closing price of the Company’s common stock on the date of grant. Similarly, the grant date fair value of the 2005 Director annual retainer award was $27,594. Compensation expense recognized during 2006 is calculated as 50% of the 2005 grant plus 50% of the 2006 grant.

(2)	No stock options were granted in 2006 and the Company did not recognize any compensation expense in 2006 with respect to options granted in prior years.

(3)	As of December 31, 2006, Mr. Friedman’s stock option holdings in the Company consisted of: 3,000 options, all of which are currently exercisable, with an exercise price of $38.95 expiring on May 7, 2013.

(4)	As of December 31, 2006, Mr. Friou’s stock option holdings in the Company consisted of: 3,000 options, all of which are currently exercisable, with an exercise price of $38.95 expiring on May 7, 2013.

(5)	As of December 31, 2006, Mr. Garcia’s stock option holdings in the Company consisted of: 7,500 options with an exercise price of $31.125 expiring on June 3, 2008; 3,000 options with an exercise price of $34.00 expiring on June 2, 2009; 3,000 options with an exercise price of $31.125 expiring on May 9, 2010; 3,000 options with an exercise price of $30.70 expiring on May 14, 2011; 3,000 options with an exercise price of $36.12 expiring on May 8, 2012; and 3,000 options with an exercise price of $38.95 expiring on May 7, 2013. All stock options are currently exercisable.

(6)	As of December 31, 2006, Mr. Kaplan’s stock option holdings in the Company consisted of: 7,500 options with an exercise price of $29.9375 expiring on October 5, 2010; 3,000 options with an exercise price of $30.70 expiring on May 14, 2011; 2,800 options with an exercise price of $36.12 expiring on May 8, 2012; and 3,000 options with an exercise price of $38.95 expiring on May 7, 2013. All stock options are currently exercisable.

(7)	As of December 31, 2006, Mr. Lynch’s stock option holdings in the Company consisted of: 3,000 options with an exercise price of $25.875 expiring on June 5, 2007; 3,000 options with an exercise price of $31.125 expiring on June 3, 2008; 3,000 options with an exercise price of $34.00 expiring on June 2, 2009; 3,000 options with an exercise price of $31.125 expiring on May 9, 2010; 3,000 options with an exercise price of $30.70 expiring on May 14, 2011; 3,000 options with an exercise price of $36.12 expiring on May 8, 2012; and 3,000 options with an exercise price of $38.95 expiring on May 7, 2013. All stock options are currently exercisable.

(8)	As of December 31, 2006, Ms. Sullivan’s stock option holdings in the Company consisted of: 6,500 options, all of which are currently exercisable, with an exercise price of $44.10 expiring on October 19, 2013.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Friedman, Kaplan and Lynch. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships

Change in Control Agreement.  The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Family Relationship.  Leland Speed, Chairman, is the father of Warren Speed, an officer of the Company. Warren Speed earned $120,627 in salary and non-equity incentive plan compensation for 2006.

Related Party Transactions Policies and Procedures.  In March 2007, the Board of Directors adopted the written “Related Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than 5 percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).

The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less then 10 percent beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, than the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. On-going related person transactions are reviewed on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related party.

The following interested transactions do not require pre-approval by the Audit Committee:

1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board approve, such compensation.

2.	Any compensation paid to a director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owned, as of March 20, 2007 more than five percent of the Common Stock, except as set forth in the following table.

	Amount of
	Common
	Stock		Percent of
	Beneficially		Common
Name and Address of Beneficial Owner	Owned		Stock (1)

Cohen & Steers, Inc.	2,073,500	(2)	13.1%
280 Park Avenue, 10th Floor
New York, New York 10017
Deutsche Bank AG	1,546,740	(3)	9.7%
Taunusanlage 12
D-60325 Frankfurt am Main
Federal Republic of Germany
Barclays Global Investors, NA	1,194,660	(4)	7.5%
45 Fremont Street
San Francisco, California 94105
Goldman Sachs Asset Management, L.P.	950,339	(5)	6.0%
32 Old Slip
New York, New York 10005
The Vanguard Group, Inc.	929,915	(6)	5.9%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)	Based on the number of shares of Common Stock outstanding on March 20, 2007 which was 15,885,829 shares.

(2)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Cohen & Steers, Inc. through Cohen & Steers Capital Management, Inc. (in which Cohen & Steers, Inc. holds a 100% interest) has sole voting power with respect to 1,797,100 shares of Common Stock and sole dispositive power with respect to 2,073,500 shares of Common Stock.

(3)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that the corporate and investment banking business group and the corporate investments business group of Deutsche Bank AG has sole voting power with respect to 821,890 shares of Common Stock, shared voting power with respect to 1,400 shares of Common Stock and sole dispositive power with respect to 1,545,340 shares of Common Stock.

(4)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Barclays Global Investors, NA. and related entities have sole voting power with respect to 1,105,749 shares of Common Stock and sole dispositive power with respect to 1,194,660 shares of Common Stock

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicates that Goldman Sachs Asset Management, L.P. has sole dispositive power with respect to 950,339 shares of Common Stock and sole voting power with respect to 856,628 shares of Common Stock.

(6)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. had sole voting power with respect to 24,168 shares of Common Stock and sole dispositive power with respect to 929,915 shares of Common Stock.

Security Ownership of Management

Ownership Table.  The following table sets forth the shares of Common Stock beneficially owned, as of March 20, 2007 by each director, nominee for director, executive officer of the Company and by the directors, nominees and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock set forth in the table.

	Number of
	Shares of
	Common Stock		Percent of
	Beneficially		Common
	Owned		Stock (1)

Daniel P. Friedman	21,099	(2)	*
Roger P. Friou	25,931	(3)	*
Martin L. Garcia	29,000	(4)	*
Matthew W. Kaplan	18,834	(5)	*
Michael J. Lipsey	4,159	(6)	*
Joe F. Lynch	23,550		*
Steven G. Rogers	179,246	(9)	1.1%
Troy A. Stovall	0		*
Lenore M. Sullivan	9,700	(7)	*
Leland R. Speed	135,455	(8)	*
William R. Flatt	19,980	(10)	*
James M. Ingram	33,378	(11)	*
G. Mitch Mattingly	17,503	(12)	*
Thomas C. Maloney	29,748	(13)	*
Mandy M. Pope	13,266	(14)	*
Directors, nominees and executive officers as a group	560,849	(15)	3.5%

*	Less than 1%.

(1)	Based on the number of shares of Common Stock outstanding on March 20, 2007 which was 15,885,829 shares.

(2)	Includes 3,000 shares of Common Stock Mr. Friedman has the right to acquire under the 2001 Directors Plan and 900 shares of Common Stock Mr. Friedman owns as custodian for his child. Does not include 500 shares of Common Stock Mr. Friedman holds indirectly through the Parkway Properties, Inc. deferred compensation trust (the “Deferred Compensation Trust”). Mr. Friedman’s wife owns 3,625 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Meeting.

(3)	Includes 3,000 shares of Common Stock Mr. Friou has the right to acquire under the 2001 Directors Plan and 21,731 shares of Common Stock owned by a limited partnership of which Mr. Friou is the sole general partner and his wife and two adult children are the sole limited partners. Does not include 500 shares of Common Stock Mr. Friou holds indirectly through the Deferred Compensation Trust.

(4)	Includes 9,000 shares of Common Stock Mr. Garcia has the right to acquire under the 2001 Directors Plan, 13,500 shares of Common Stock Mr. Garcia has the right to acquire under the 1991 Directors Stock Option

Plan (the “1991 Directors Plan”), which was the predecessor of the 2001 Directors Plan, and 1,000 shares of Common Stock held in trust for Mr. Garcia’s children, of which Mr. Garcia is the trustee.

(5)	Includes 8,800 shares of Common Stock Mr. Kaplan has the right to acquire under the 2001 Directors Plan and 7,500 shares of Common Stock Mr. Kaplan has the right to acquire under the 1991 Directors Plan. Does not include 500 shares of Common Stock Mr. Kaplan holds indirectly through the Deferred Compensation Trust.

(6)	Includes 4,159 shares of Common Stock owned by the Lipsey Real Estate Fund.

(7)	Includes 6,500 shares of Common Stock Ms. Sullivan has the right to acquire under the 2001 Directors Plan. Does not include 500 shares of Common Stock Ms. Sullivan holds indirectly through the Deferred Compensation Trust.

(8)	Includes 27,500 shares of Common Stock Mr. Speed has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan. Does not include 16,000 shares of Common Stock Mr. Speed holds indirectly through the Deferred Compensation Trust. Does not include 21,157 shares of Common Stock owned by Mr. Speed’s wife, as to all of which Mr. Speed disclaims beneficial ownership.

(9)	Includes 33,375 shares of Common Stock Mr. Rogers has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 43,750 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 96,596 shares of Common Stock pledged as security on a personal line of credit. Does not include 39,000 shares of Common Stock Mr. Rogers holds indirectly through the Deferred Compensation Trust. Does not include 16,108 shares of Common Stock beneficially owned by Mr. Rogers’ wife as to which he disclaims beneficial ownership. Mr. Rogers also owns 1,100 shares of Series D preferred stock that do not have voting rights at the Meeting.

(10)	Includes 6,094 shares of Common Stock Mr. Flatt has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 11,875 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 2,000 shares of Common Stock pledged as security on a personal line of credit.

(11)	Includes 21,375 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Also includes 3,875 shares of Common Stock pledged as security on a personal line of credit. Does not include 9,500 shares of Common Stock Mr. Ingram holds indirectly through the Deferred Compensation Trust.

(12)	Includes 17,500 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Does not include 12,000 shares of Common Stock Mr. Mattingly holds indirectly through the Deferred Compensation Trust.

(13)	Includes 10,065 shares of Common Stock Mr. Maloney has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 19,375 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan. Does not include 3,000 shares of Common Stock Mr. Maloney holds indirectly through the Deferred Compensation Trust.

(14)	Includes 835 shares of Common Stock Ms. Pope has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan and 9,500 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan.

(15)	Includes 30,300 shares of Common Stock that the directors of the Company have the right to acquire under the 2001 Directors Plan, 21,000 shares of Common Stock that the directors of the Company have the right to acquire under the 1991 Directors Plan, 77,869 shares of Common Stock that officers of the Company have the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan, 108,375 shares of Common Stock granted to officers as incentive restricted shares under the 2003 Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2006, no directors or executive officers of the Company were late in filing reports under Section 16(a).

PROPOSAL 2 — RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent public accountants, to act as auditors for the fiscal year ending December 31, 2007, subject to shareholder ratification. Ernst & Young LLP has audited the accounts of the Company since 1986. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

At the Meeting, the shareholders will be asked to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification because we value the shareholders’ views on the Company’s independent public accountants and as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select different independent public accountants, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the votes cast, assuming a quorum is present at the Meeting, is required to ratify the appointment of Ernst & Young LLP. The directors of the Company unanimously recommend a vote FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants for 2007. Unless otherwise instructed, proxies will be voted FOR ratification of the appointment of Ernst & Young LLP.

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2005 and 2006.

	2006	2005

Audit Fees (1)	$362,111	$375,322
Audit-Related Fees (2)	107,565	47,635
Tax Fees	—	—
All Other Fees	—	—

Total	$469,676	$422,957

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also includes travel and lodging costs incurred in connection with the rendering of audit services.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.

Pre-Approval Policies and Procedures.  In March 2003, the Audit Committee adopted a policy pursuant to which the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of non-audit services between Audit Committee meetings where accounting work and associated fees are $10,000 and under.

The Audit Committee of the Board has considered whether provision of the services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected Ernst & Young LLP’s independence.

OTHER MATTERS

So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

William R. Flatt
Executive Vice President, Chief Financial Officer
and Secretary

Jackson, Mississippi

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
		000004	000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors.		For	Withhold		For	Withhold		For	Withhold	+
	01 - Daniel P. Friedman	☐	☐	02 - Roger P. Friou	☐	☐	03 - Martin L. Garcia	☐	☐

	04 - Matthew W. Kaplan	☐	☐	05 - Michael J. Lipsey	☐	☐	06 - Steven G. Rogers	☐	☐

	07 - Leland R. Speed	☐	☐	08 - Troy A. Stovall	☐	☐	09 - Lenore M. Sullivan	☐	☐

		For	Against	Abstain
2.	To consider and ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the 2007 fiscal year.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Change of Address — If your address as shown above is incorrect, please print new address below.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 9 1 A V	J N T 0 1 2 9 0 5 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STCOK#>                00P3AE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Parkway Properties, Inc.

One Jackson Place, Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints LELAND R. SPEED and STEVEN G. ROGERS, and each or either of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of common stock, $0.001 par value per share, of Parkway Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Mississippi TelCom Center, 105 Pascagoula Street, Jackson, Mississippi, at 2:00 p.m., Central time, on May 10, 2007, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side.
The shares represented by this Proxy will be voted as directed by the stockholder. The Board of Directors favors a vote FOR Proposals 1 and 2. If no direction is made, the Proxy will be voted FOR Proposals 1 and 2 on the reverse and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment thereof. You are encouraged to specify your choice by marking the appropriate box, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.
YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
(continued and to be signed on reverse side)